Exhibit 99.1

                                  NEWS RELEASE

           Twenty Tire Recycling Facilities Licensed for Construction

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ALBUQUERQUE, N.M., May 18 /PRNewswire-FirstCall/ -- Titan Technologies, Inc.
(OTC Bulletin Board: TITT)("Titan") announces the signing of a License Agreement on May 17th, 2005, with Randall Gideon, Jim Samis and Patrick Teagarden ("Licensees") for the exclusive right to build recycling facilities in North, Central and South America utilizing Titan's tire recycling technology ("Agreement"). The Agreement provides for construction of up to twenty facilities within six years after the date of execution of the Agreement and seven facilities per year thereafter. The license fee for each plant of $1,000,000 will be payable to Titan in 40 equal monthly installments of $25,000 each beginning upon commencement of construction of each plant.

In addition the Agreement provides that Licensees will pay Titan royalty payments equal to 1.7% of total sales of all by-products produced with Titan's technology. Titan estimates that royalty payments will aggregate approximately $250,000 per year per plant at current market prices for the usual by-products of steel, oil and carbon black, assuming the processing of 150 tons of tires (approximately 15,000 average automobile tires) per day. It is anticipated that the processing of 150 tons of tires per day will yield approximately 500 barrels of high grade fuel oil, approximately 90,000 pounds of carbon black, and 15 tons of carbon steel per day for each facility.

Titan will also receive a Ten Percent (10%) ownership interest in the first plant, a Twelve Percent (12%) ownership interest in the second plant, a Fourteen Percent (14%) ownership interest in the third plant, a Sixteen Percent (16%) ownership interest in the fourth plant, an Eighteen Percent (18%) ownership interest in the fifth plant, and a Twenty Percent (20%) ownership interest in the sixth and each subsequent plant. Licensees have indicated that the estimated cost of construction of each plant will be between $25,000,000 and $30,000,000, the entire cost of which they indicate will be financed; for a total construction cost of $500,000,000 to $600,000,000 for the first 20 plants.

The License Agreement also provides that the Licensees may elect to purchase 750,000 shares of Titan's no par value common stock ("stock") at a price of $.10 per share ($75,000) within ninety days after the execution of the Agreement. The Agreement further provides that the Licensees must purchase not less than $25,000 of Titan's stock per month at the then market price on the date of purchase commencing ninety (90) days after the date the Agreement is signed for up to nine months for up to a total of $225,000. The obligation to purchase the $25,000.00 of stock per month terminates upon commencement of construction of the first plant.

The Agreement provides the Licensees a period of up to 90 days to complete their financing for construction of the plants, during which period they may terminate the Agreement.

The full text of the Agreement will be filed by Titan on Form 8-K with the S.E.C. within five days of May 17, 2005.


SOURCE Titan Technologies, Inc.


05/18/2005 07:00 ET